Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated January 8, 2008 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the January 1, 2006 adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, and (ii) the development stage of Bayhill Therapeutics, Inc. as of December 31, 2006) relating to the financial statements of Bayhill Therapeutics, Inc. appearing in the prospectus which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Jose, California

January 8, 2008